Exhibit 11 – Statements Re: Computation of Per Share Earnings

FLORIDA COMMUNITY BANKS, INC.

COMPUTATION OF EARNINGS PER COMMON SHARE

The following tabulation presents the calculation of basic and diluted earnings per common share for the three-month periods ended March 31, 2009 and 2008. Average shares outstanding have been retroactively adjusted on an equivalent share basis for the effects of the stock dividends and splits as discussed in the notes to the financial statements.

	Three Months
	Ended March 31,
	2009	2008

Basic Earnings Per Share
Net income (loss)	$(7,266,002)	$295,659

Earnings (loss) on common shares	$(7,266,002)	$295,659

Weighted average common shares outstanding - basic	7.918,217	7,917,922

Basic earnings (loss) per common share	$(0.92)	$0.04

Diluted Earnings Per Share
Net income (loss)	$(7,266,002)	$295,659

Earnings (loss) on common shares	$(7,266,002)	$295,659

Weighted average common shares outstanding - diluted	7,918,217	8,043,606

Diluted earnings (loss) per common share	$(0.92)	$0.04